Exhibit 8

List of Subsidiaries of NOVONIX Limited

Company Name	Country of Incorporation

GRA Operations Pty Ltd	Australia

Novonix BTS Holding 1 Limited	Canada (Nova Scotia)

Novonix BTS Holding 2 Limited	Canada (Nova Scotia)

NOVONIX Battery Technology Solutions, Inc.	Canada

NAM IP LLC	United States (Delaware)

NOVONIX 1029 LLC	United States (Delaware)

NOVONIX Anode Materials LLC .	United States (Delaware)

Novonix Corp	United States (Delaware)

NOVONIX Enterprise South HoldCo LLC	United States (Delaware)

NOVONIX Enterprise South LLC	United States (Delaware)